Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Diana Containerships Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 18, 2014, with respect to the consolidated financial statements of Diana Containerships Inc., and the effectiveness of internal control over financial reporting of Diana Containerships Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

July 30, 2014
Athens, Greece